UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 20, 2007

DISCOVER FINANCIAL SERVICES

(Exact name of registrant as specified in its charter)

Commission File Number: 001-33378

Delaware	36-2517428
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2500 Lake Cook Road, Riverwoods, Illinois 60015

(Address of principal executive offices, including zip code)

(224) 405-0900

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Director

On September 20, 2007, Michael H. Moskow was elected to the Board. Mr. Moskow will serve on the Audit Committee. Ms. Bush resigned as a member of the Audit Committee but shall remain a member of the Board of Directors and the Nominating and Governance Committee.

Mr. Moskow retired as CEO of the Federal Reserve Bank of Chicago in 2007, where he had served since 1994. Prior to that appointment, he served as a faculty member of the J.L. Kellogg Graduate School of Management at Northwestern University. Before that, Mr. Moskow was a deputy U.S. trade representative with the rank of Ambassador, following his appointment by President George H. Bush in 1991. From 1977 to 1991, he worked for Esmark, Inc.; Northwest Industries; Dart and Kraft, Inc.; and Premark International. From 1969 to 1977, he held a number of senior positions with the U.S. government, including undersecretary of labor at the U.S. Department of Labor; director of the Council on Wage and Price Stability; assistant secretary for policy development and research at the U.S. Department of Housing and Urban Development; and senior staff economist with the Council of Economic Advisers. During the course of his career, Mr. Moskow was confirmed by the Senate for five U.S. government positions. He began his career teaching economics, labor relations and management at Temple University, Lafayette College and Drexel University.

Mr. Moskow is the vice chairman of the Chicago Council on Global Affairs and serves as a director of the Council on Foreign Relations in New York. He is a former chairman of the Economic Club of Chicago. Mr. Moskow received an A.B. in economics from Lafayette College and a Ph.D. in business and applied economics from the University of Pennsylvania.

There are no arrangements or understandings between Mr. Moskow and any other person pursuant to which Mr. Moskow was selected as a director. There are no transactions involving Mr. Moskow that would be required to be reported under Item 404(a) of Regulation S-K.

Equity Grant to Non-Employee Director

In connection with the appointment of Mr. Moskow as director of Discover, on September 20, 2007, Mr. Moskow received a grant of 13,753 restricted stock units under the Discover Financial Services Directors’ Compensation Plan.

All restricted stock unit awards vest in two equal annual installments on each of the first two anniversaries of the date of grant, subject to the terms and conditions of the Discover Financial Services Directors’ Compensation Plan. All restricted stock unit awards are to be settled in shares of Discover common stock. In the event of a change in control of Discover, the vesting of these awards will accelerate.

Approval of the Discover Financial Services Change-in-Control Severance Policy

On September 21, 2007, the Compensation Committee of Discover’s Board of Directors approved the Discover Financial Services Change in Control Severance Policy (the “Policy”), which will apply to members of Discover’s management, including members of its executive committee (each member of Discover’s executive committee, an “Executive”).

Effective September 21, 2007, if any Executive is terminated, other than for cause (as defined in the Policy), disability, death or voluntary retirement, including a voluntary termination following a mandatory change in work location, as specified in the Policy, or diminution in salary, benefits or responsibilities, within six months prior to or two years following the occurrence of a change in control (as defined in the Policy), upon Discover’s receipt of a fully-executed irrevocable release in a form satisfactory to Discover, such Executive would be entitled to receive:

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a cash payment equal to 1.5 times the sum of his or her annual base salary and average cash bonus paid in the prior three years, or if the Executive has been an employee for less than three years, the number of years the Executive has been employed by Discover;

•	a prorated target cash bonus under Discover’s incentive compensation plans for the year of termination;
•	full vesting of all equity-based awards granted to the Executive under Discover’s incentive compensation plans;
•	outplacement services for a period of two years;
•	certain legal fees if the Executive commences litigation and, as a result, becomes entitled to receive benefits in an amount greater than those offered by Discover prior to such litigation;
•	continued medical, dental and life insurance benefits for a period of two years; and
•	additional cash payments to make the Executive whole for any excise tax on excess parachute payments that may be incurred, with certain limitations specified in the Policy.

In addition, upon termination within six months prior to or two years following the occurrence of a change in control, as discussed above, and upon Discover’s receipt of a fully-executed non-competition agreement in a form acceptable to Discover, the Executive will receive monthly payments for a period of eighteen months following termination, the total amount of such payments equal to 1.5 times the sum of his or her annual base salary and average cash bonus paid in the prior three years, or if the Executive has been an employee for less than 3 years, the number of years the Executive has been employed by Discover.

Termination of Compensatory Employment Arrangement

On September 24, 2007, Diane E. Offereins, the Company’s Executive Vice President and Chief Technology Officer, executed a release waiving any right to a payment following a change of control of the Company pursuant to her original offer of employment. A copy of Ms. Offereins’ offer of employment was filed as Exhibit 10.2 to Discover Financial Services’ Current Report on Form 8-K filed on June 12, 2007. Ms. Offereins will be entitled to participate in the Policy described above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DISCOVER FINANCIAL SERVICES

Dated: September 26, 2007	By:	/s/ Christopher Greene
Name: Christopher Greene Title: Assistant Secretary

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